Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Announces Additional Extension of TOTB Purchase Feasibility Period

WALNUT CREEK, CA. – May 23, 2016 – Owens Realty Mortgage, Inc. (NYSE MKT: ORM) (the “Company”), announced today that it has granted a further extension of the due diligence period (the “Feasibility Period”) pursuant to the Purchase and Sale Agreement and Deposit Receipt (the “Purchase Agreement”) with Interwest Capital Corporation (the “Buyer”).

As previously reported, the Purchase Agreement covers the proposed sale to the Buyer by the Company’s subsidiaries, TOTB Miami, LLC and TOTB North, LLC, of the buildings, land and related assets commonly known as the “Treasures on the Bay”, which includes 169 condominium units and 160 apartment units (the “TOTB Property”). Buyer’s obligation to close the transaction and purchase the TOTB Property is subject to a number of conditions including, among others, the Buyer’s satisfactory completion of due diligence during the Feasibility Period that has been extended to the close of business on June 2, 2016.  There can be no assurance when or if a closing of this transaction will occur.

About Owens Realty Mortgage, Inc.

Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust (“REIT”) that focuses on the origination, investment, and management of small balance and middle-market commercial real estate loans. We provide customized, short-term acquisition and transition capital to commercial real estate investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term shareholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.
Additional information can be found on the Company’s website at www.owensmortgage.com.

Forward-Looking Statements

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about Owens Realty Mortgage Inc.'s plans, strategies, and prospects, including the transactions discussed in this press release, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements concerning the company or matters attributable to the company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

SOURCE: Owens Realty Mortgage, Inc.